Conmed Healthcare Management, Inc. Announces Expansion of Medical Services in Yakima County, Washington

Conmed’s Annual Revenue for Services with Yakima Increases 80% to $2.7 Million

LA PLATA, Md.--(BUSINESS WIRE)—October 22, 2007--Conmed Healthcare Management, Inc. (OTCBB:CMHM - News), a leading full-service provider of correctional facility healthcare services, today announced the expansion of a pre-existing medical services contract with Yakima County Washington Detention Center and two new contracts with the county for services at its Department of Corrections Justice Center and Juvenile Detention Center.

The amendment to the Detention Center service contract adds pharmacy services and annual price increases and the two new contracts are for staffing services. The combined annual revenue resulting from the initial contract, its amendments and the new contracts will increase $1.2 million, or 80%, to $2.7 million, and have an aggregate potential value of approximately $10.3 million, including extension periods which are at the county’s option, and have an average duration of 3.8 years. Monthly revenue payable to Conmed under each agreement is also subject to potential annual increases and adjustments based on any temporary or unexpected expansion of each facility’s respective inmate populations.

Richard W. Turner, President and CEO of Conmed stated, “Yakima County is another example of a satisfied Conmed client, and is testament to our ability to earn our customers’ trust and expand the size and scope of our engagements. We are now serving three of the county’s correctional facilities and we are proud of our track record in serving our clients’ needs. We look forward to continuing to provide the high quality care and comprehensive services that Yakima expects for its inmates and adding to our legacy as a high-quality, responsive, healthcare provider.”

About Conmed

Conmed has provided correctional healthcare services since 1984, beginning in the state of Maryland, and currently services detention centers and correctional facilities in twenty-two counties in five states, including Washington, Oregon, Kansas, Virginia, and Maryland. Conmed's services have expanded to include mental health, pharmacy and out-of-facility healthcare services.

Forward Looking Statements

This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the company's plans, objectives, expectations and intentions; and (ii) other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties including those contained in its public filings. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the company's control including, without limitation, the Company's ability to increase revenue and to continue to obtain contract renewals and extensions.)

Contact:
Conmed Healthcare Management, Inc.
Thomas W. Fry, 301-609-8460
Chief Financial Officer
tfry@conmed-inc.com

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